CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Penn Capital Management Company, Inc., we hereby consent to reference to the firm-wide verification for the period January 1, 2004 to December 31, 2019 and performance examinations of (1) the Defensive Short Duration High Income composite for the period February 1, 2013 to December 31, 2019, (2) the Micro Cap Equity composite for the period September 1, 2006 to December 31, 2019, (3) the Small Cap Value Equity composite for the period April 1, 2016 to December 31, 2019, and (4) the Defensive Floating Rate Income composite for the period July 1, 2013 to December 31, 2019, issued by Adviser Compliance Associates, LLC, successor by merger to ACA Performance Services, LLC, and to related references to our firm, included in or made a part of the Prospectus for the PENN Capital Funds Trust, consisting of the following series funds: Perm Capital Defensive Floating Rate Income Fund. the Penn Capital Short Duration High Income Fund, the Penn Capital Multi-Credit High Income Fund, the Penn Capital Managed Alpha SMID Cap Equity Fund, the Penn Capital Special Situations Small Cap Equity Fund, the Penn Capital Micro Cap Equity Fund, and the Penn Capital Enterprise Value Small Cap Equity Fund.

September 28, 2020

Adviser Compliance Associates, LLC, successor by merger to ACA Performance Services, LLC

By: /s/ Glenn A. Cline
Glenn A. Cline
Senior Counsel